Exhibit 99.1

Ares Capital Corporation Appoints Jim Miller as Co-President

Michael Smith and Mitch Goldstein Appointed as Co-Chairmen of Board of Directors

NEW YORK — October 30, 2024 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that James (“Jim”) R. Miller was appointed as Co-President to serve alongside current Co-President, Kort Schnabel. Concurrently, Ares Capital’s Board of Directors was expanded by one member. Mitchell (“Mitch”) Goldstein joined Ares Capital’s Board of Directors, and Mitch Goldstein and Michael L. Smith have been appointed to serve as Co-Chairmen of Ares Capital’s Board of Directors. Michael Arougheti will cease to serve as Chairman of Ares Capital’s Board of Directors but will continue to serve as a Director. Kipp deVeer will continue in his role as a Director and Chief Executive Officer.

Jim Miller joined Ares in 2006 and serves as Co-Head of the Ares U.S. Direct Lending strategy and is a member of the Investment Committee of Ares Capital’s investment manager. He also co-leads the Ares Sports, Media and Entertainment strategy and serves on its Investment Committee. Jim Miller holds a B.A. from Fairfield University in Economics and an M.B.A. from Columbia Business School.

“Over the years, Jim’s leadership and extensive investment experience have helped position Ares Capital as a pioneer and a leader in direct lending,” said Kipp deVeer. “We are fortunate to have a deep bench of talent leading Ares Capital, and Jim’s appointment reflects the growth and success of the business. I look forward to continuing to work closely with Jim and Kort to meet and exceed the needs of our borrowers and to seek to generate attractive risk-adjusted investment returns for our shareholders.”

“On behalf of the Ares Capital Board, I am very pleased to hand over the reins of Chairman to my longtime business partners and friends, Mitch and Michael,” said Michael Arougheti. “It has been twenty years since Ares Capital’s IPO, and since then it has grown into the largest publicly traded BDC by market capitalization and generated strong shareholder returns. Both Mitch and Michael have been instrumental to the success of Ares Capital since its founding, and I look forward to their many contributions as Co-Chairmen of the Board.”

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of September 30, 2024. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

Investors
Carl G. Drake or John Stilmar
888-818-5298
irarcc@aresmgmt.com

Media:
Priscila Roney, 212-808-1185
Jacob Silber, 212-301-0376
media@aresmgmt.com